EX-16.1

R. E. BASSIE & CO.
CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------
                                         6776 Southwest Freeway, Suite 580
                                         Houston, Texas 77074-2115
                                         Tel: (713) 266-0691 Fax: (713) 266-0692
                                         E-Mail: Rebassie@aol.com

December  23,  2002


Securities and Exchange Commission
Washington, D.C. 20549


Ladies  and  Gentlemen:

We were previously principal accountants for Kleer-Vu Industries, Inc. (renamed Calypso Wireless, Inc. (the public entity)), and under the date of October 2, 2002, we reported on the financial statements of Kleer-Vu Industries, Inc. as of December 31, 2001 and 2000 and for the years then ended. On December 21, 2002, our appointment as principal accountants was terminated. We have read Calypso Wireless, Inc.'s (the public entity, formerly Kleer-Vu Industries, Inc.) statements included under Item 4 of its Form 8-K dated December 23, 2002. We agree with such statements.

During the two most recent fiscal years and the subsequent interim periods preceding this date, R. E. Bassie & Co. has not consulted with Calypso Wireless, Inc. or it wholly owned subsidiary, American Telecom Industries Atel, S. A., ("the Company") (both private entities) regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, nor has R. E. Bassie & Co. provided to the Company a written report or oral advice regarding such principles or audit opinion.

Very truly yours,


/s/ R. E. Bassie & Co.

R. E. Bassie & Co.


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